Exhibit 99.1

                               [Hexcel Logo]



                                     Contacts:    Investors:
                                                  Stephen C. Forsyth
                                                  203-969-0666 ext. 425
                                                  stephen.forsyth@hexcel.com

                                                  Media:
                                                  Ronald S. Ziemba
                                                  203-969-0666 ext. 405
                                                  ron.ziemba@hexcel.com


                    HEXCEL REPORTS RECORD THIRD QUARTER
                   SALES, EBITDA AND ADJUSTED NET INCOME

           Net Income is $11.5 Million, or $0.29 per Diluted Share; Adjusted EPS is $0.32 per Share - 23% Higher than Third Quarter 1997

STAMFORD, CT, October 19, 1998 - Hexcel Corporation (NYSE/PCX: HXL) today reported net income for the third quarter of 1998 of $11.5 million, or $0.29 per diluted share, compared with $37.9 million, or $0.87 per diluted share, for the third quarter of 1997. Excluding acquisition-related charges and other nonrecurring items, adjusted earnings per share for the third quarter of 1998 increased 23 percent to $0.32 per diluted share, from $0.26 per share, for the same period in 1997. The improvement in adjusted net income was primarily due to increasing sales to commercial aerospace and space and defense customers.


----------------------------------------------------------------------------
                                  Quarter Ended           Year-to-Date Ended
                                  September 30,              September 30,
(In millions, except per
share data)                      1998       1997          1998        1997
----------------------------------------------------------------------------
Sales                           $255.3      $226.6        $785.6      $682.2
Gross margin %                   24.2%       24.3%         25.4%       23.4%
Adjusted operating income % (a)  11.2%       10.9%         12.8%       10.5%

Adjusted EBITDA (b)              $39.4       $34.4        $131.1       $99.4
Net income                       $11.5       $37.9         $48.5       $61.3
Adjusted net income (c)          $12.8       $10.6         $49.5       $32.8
============================================================================

Diluted earnings per share       $0.29       $0.87         $1.15       $1.48
Adjusted diluted earnings        $0.32       $0.26         $1.18       $0.81
per share (c)
============================================================================

(a) Excludes business acquisition and consolidation expenses
(b) Excludes business acquisition and consolidation expenses and interest, taxes, depreciation and amortization
(c) Excludes business acquisition and consolidation expenses and other acquisition related costs and assumes a US tax provision of 36% for 1997


Net sales for the third quarter of 1998 increased 13 percent to $255.3 million, compared with sales of $226.6 million for the third quarter of 1997. As previously announced, the company completed the acquisition of Clark-Schwebel's industrial fabrics business on September 15, 1998. Excluding sales attributable to the acquired fabrics business, sales for the third quarter of 1998 were $248.3 million, or an increase of 10 percent over the third quarter of 1997. The increase was primarily due to continued strength in sales of composite materials to commercial aerospace customers, primarily in Europe, as well as sales to the space and defense markets. On a constant currency basis, third quarter 1998 sales would have been about $3 million lower than reported. Hexcel's third quarter 1998 sales also reflect the traditional European summer plant shutdowns by the company and its customers, and accordingly, sales were below the $273.5 million reported for 1998's second quarter, which is the company's seasonally strongest period.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 1998 increased 15 percent, to $39.4 million, from $34.4 million in the 1997 period. The adjusted operating income margin improved to 11.2 percent of sales for the third quarter of 1998, from 10.9 percent of sales in 1997's third quarter.

Results for the 1998 third quarter include about $1.3 million of after-tax, acquisition-related charges, including the write-off of capitalized loan fees for the company's previous credit facility and transaction costs related to a proposed acquisition which was not consummated. The 1997 third quarter results include $15.4 million of business acquisition and consolidation expenses and a nonrecurring credit resulting from the reversal of a $39 million deferred tax reserve against the income tax provision. Excluding these items, and assuming an income tax rate of 36% on 1997 US pretax income, Hexcel's adjusted earnings for the third quarter of 1998 increased 23 percent to $0.32 per diluted share from $0.26 per diluted share in the 1997 period.

The Clark-Schwebel acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of the acquired fabrics business since the date of acquisition are included in the company's 1998 third quarter results. Sales and EBITDA for the acquired fabrics business for the approximate two week period ended September 30, 1998, were $7.0 million and $1.4 million, respectively.

Management's comments
"Hexcel's performance continues to be very strong, despite investor concerns about aerospace and international markets," said John J. Lee, the company's chairman and chief executive officer. "In the third quarter, we achieved record sales, EBITDA and adjusted net income relative to the same period in 1997. In fact, operating earnings were a company record for a third quarter, traditionally our weakest quarter. Year-over-year adjusted results for the third quarter and nine months were up 23 percent and 46 percent, respectively. Our adjusted net income for the first nine months of 1998 is roughly equal to our results for all of 1997, which itself was a record year. This continued strong momentum obviously bodes well for full-year 1998 performance."

"The completion of the Clark-Schwebel acquisition is a significant strategic transaction for Hexcel," Mr. Lee added. "The acquisition diversifies Hexcel's business beyond our base in commercial aerospace, which now represents less than 50 percent of our sales, compared with 65 percent of sales prior to the acquisition. In addition, it establishes Hexcel as a leading global materials supplier to the electronics and telecommunications industries, both of which have attractive long-term growth potential. Despite a world-wide reduction in electronic industry sales volume experienced earlier this summer, primarily resulting from inventory adjustments, we have seen a recent increase in sales orders which is consistent with predictions from industry analysts that the market is beginning to recover. We expect 1999 revenues in this market to return to 1997 levels."

 Mr. Lee added, "While the costs of integrating the acquired fabrics business with the company's existing fabrics operations will be finalized in the fourth quarter, it is anticipated that the integration will result in savings to the company, as well as reduced capital expenditures. We expect the acquisition to be accretive to the company's earnings beginning in 1999."

Mr. Lee concluded "Hexcel's focus now is on executing our business plans, driving our Lean Enterprise initiatives, capitalizing on the benefits of our vertical integration and generating cash flow to repay debt. Our goal is to generate more than $100 million of free cash flow in the next fifteen months."

Backlog
The backlog of orders scheduled for delivery in the next 12 months was $422.3 million as of September 30, 1998 compared with $502.5 million as of June 30, 1998. Most of the change occurred in the aerospace market, and probably reflects a number of factors, including the practice of placing orders annually for a calendar year, a continuing trend toward shorter lead times and better supply-chain management by the industry overall. The non-aerospace backlog as of September 30, 1998 was $37.4 million, compared with $45.6 million as of June 30, 1998. Customers in the non-aerospace markets tend to operate with little advance purchasing, making backlog subject to fluctuation. The acquired fabrics business also operates with nominal backlog.

Commenting on the commercial aerospace industry backlog, Mr. Lee said, "Boeing and Airbus, Hexcel's two largest customers, indicate combined current unfilled orders of more than 3,000 aircraft, which should keep their production lines quite busy over the next several years. Although Boeing's build rate is expected to peak in 1999, Hexcel will benefit from the continued increases in Airbus's build rates, which are not expected to peak until 2001. Total commercial aircraft demand of about 800 planes per year appears sustainable for a number of years."

New credit facility
In connection with the acquisition of Clark-Schwebel, the company entered into a new $910 million global credit facility. The new facility, which expires in 2004, was used to finance $458 million of the net assets acquired from Clark-Schwebel as well as to refinance Hexcel's existing credit facility. Hexcel's acquisition of Clark-Schwebel's 43.6 percent interest in a European joint venture, C-S Interglas AG, as well as fixed price options to increase ownership in C-S Interglas to about 84%, is pending regulatory approval and is expected to close in the fourth quarter of 1998.

Year-to-date results
Hexcel's net income for the nine months ended September 30, 1998 was $48.5 million, or $1.15 per diluted share. This compares with net income of $61.3 million, or $1.48 per diluted share for the first nine months of 1997. The nine month 1998 results include about $1.3 million of after-tax, acquisition related charges. The 1997 results include $21.2 million of business acquisition and consolidation expenses and a nonrecurring credit resulting from the reversal of a $39 million deferred tax reserve against the income tax provision. Excluding these items, and assuming an income tax rate of 36% on 1997 US pretax income, Hexcel's adjusted earnings for the first nine months of 1998 increased 46 percent to $1.18 per diluted share from $0.81 per diluted share in 1997's first nine months.

Net sales for the first nine months of 1998 grew by 15 percent to $785.6 million, compared with $682.2 million for the comparable 1997 period. Gross margin for the 1998 period increased to 25.4 percent of sales from 23.4 percent of sales for 1997's first nine months. Excluding sales attributable to the acquired fabrics business, sales for the first nine months of 1998 were $778.6 million, an increase of 14 percent over the comparable 1997 period. On a constant currency basis, sales for the first nine months of 1998 would have been approximately $8 million higher.

                              *      *      *

Hexcel Corporation is the world's leading advanced structural materials company. It manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications.

                   Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to market conditions, sales, gross margin percentage, backlog, currency, income taxes, diluted earnings per share, excess cash flow, and regulatory approval. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, particularly in Asia, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------------------
                                                   Unaudited
                                 -------------------------------------------------
                                    Quarter Ended             Year-to-Date Ended
                                    September 30,                September 30,
(In thousands, except  per
share data)                            1998         1997         1998        1997
----------------------------------------------------------------------------------
Net sales                           $255,303    $ 226,611    $ 785,581    $682,249
Cost of sales                        193,456      171,644      586,417     522,577
----------------------------------------------------------------------------------
  Gross margin                        61,847       54,967      199,164     159,672
Selling, general and
administrative expenses               27,733       25,375       82,092      74,769
Research and technology expenses       5,840        4,828       16,906      13,524
Business acquisition and
consolidation expenses                   711       15,433          711      21,150
----------------------------------------------------------------------------------

Operating income                      27,563        9,331      99,455       50,229
Interest expense                       9,456        6,771      23,167       18,288
----------------------------------------------------------------------------------

Income before income taxes            18,107        2,560      76,288       31,941
Provision for (recovery of)
income taxes                           6,609      (35,388)     27,742      (29,366)
----------------------------------------------------------------------------------
  Net income                        $ 11,498    $  37,948    $ 48,546     $ 61,307
==================================================================================

Net income per share:
  Basic                             $   0.31    $    1.03    $   1.32     $   1.67
  Diluted                               0.29         0.87        1.15         1.48

Weighted average shares:
  Basic                               36,671       36,843      36,800       36,711
  Diluted                             45,424       46,491      46,134       45,474
==================================================================================


Other Selected Financial Data
------------------------------------------------------------------------------
                                                  Unaudited
                          ----------------------------------------------------
                                   Year-to-Date Ended      Year-to-Date Ended
                                      September 30,            December 31,
(In millions)                    1998             1997           1997
------------------------------------------------------------------------------
Total assets                  $  1,391.5      $   807.6     $   811.6
Working capital                    249.7          214.2         200.7
Long-term debt                     856.9          376.4         353.4
Net assets acquired                458.1           29.0(1)       29.0(1)
Capital expenditures                41.7           31.7          57.4
Depreciation and
amortization                        30.9           28.0          35.8
==============================================================================


-----------------
(1) Excludes $8 million of a write-off of purchased in-process research and technology expenses



Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Product Group and Market Segment

-------------------------------------------------------------------------------------------
                                                  Unaudited
                      ---------------------------------------------------------------------
                       Commercial    Space &                General
(In millions)          Aerospace     Defense   Electronics  Industrial  Recreation    Total
-------------------------------------------------------------------------------------------

Third Quarter 1998
Net Sales
  Fibers and Fabrics     $    5.7    $   7.0    $  14.8    $  16.3     $   4.4   $   48.2
  Composite Materials       110.1       22.5          -       13.9         8.5      155.0
  Engineered Products        49.5        2.6          -          -           -       52.1
-------------------------------------------------------------------------------------------
    Total                $  165.3    $  32.1    $  14.8    $  30.2     $  12.9   $  255.3
                              65%        12%         6%        12%          5%       100%
-------------------------------------------------------------------------------------------

Second Quarter 1998
Net Sales (a)
  Fibers and Fabrics     $    5.1    $   7.4     $ 12.6    $  17.0     $   4.2   $   46.3
  Composite Materials       118.9       22.9          -       13.6        12.2      167.6
  Engineered Products        57.3        2.3          -          -           -       59.6
-------------------------------------------------------------------------------------------
    Total                $  181.3    $  32.6     $ 12.6    $  30.6     $  16.4   $  273.5
                              66%        12%         5%        11%          6%       100%
-------------------------------------------------------------------------------------------

Third Quarter 1997
Net Sales (a)
  Fibers and Fabrics     $    4.2    $   4.1     $ 10.0    $  18.9     $   3.5   $   40.7
  Composite Materials        96.3       15.5          -       14.1        12.5      138.4
  Engineered Products        45.6        1.9          -          -           -       47.5
-------------------------------------------------------------------------------------------
    Total                $  146.1    $  21.5     $ 10.0    $  33.0     $  16.0   $  226.6
                              65%         9%         4%        15%          7%       100%
-------------------------------------------------------------------------------------------

(a) Certain amounts have been reclassified from those previously reported

Backlog of Orders by Market Segment(1)
-----------------------------------------------------------------
                                         Unaudited
                          ---------------------------------------
                                           Non-
(In millions)             Aerospace(2)  Aerospace(3)      Total
-----------------------------------------------------------------

As of September 30,
  1998
  Fibers and Fabrics       $   13.2       $  16.7      $    29.9
  Composite Materials         214.9          20.3          235.2
  Engineered Products         156.8           0.4          157.2
----------------------------------------------------------------
    Total                  $  384.9       $  37.4      $   422.3
----------------------------------------------------------------
As of June 30, 1998
  Fibers and Fabrics       $   25.5       $  23.8      $    49.3
  Composite Materials         263.1          21.2          284.3
  Engineered Products         168.3           0.6          168.9
----------------------------------------------------------------
    Total                  $  456.9       $  45.6      $   502.5
----------------------------------------------------------------
As of September 30, 1997
  Fibers and Fabrics       $   45.6       $  31.0      $    76.6
  Composite Materials         232.5          22.3          254.8
  Engineered Products         162.2             -          162.2
----------------------------------------------------------------
    Total                  $ 440.3        $  53.3      $   493.6
================================================================


-------------
(1)  Backlog consists of orders scheduled for delivery within 12 months
(2)  Includes commercial aerospace and space and defense markets
(3)  Includes electronics, recreation and general and industrial markets